Exhibit 3.1

THE AMACORE GROUP, INC.

Certificate of Designation
Series H Convertible Preferred Stock

Pursuant to Section 151
Of the
General Corporation Law of the State of Delaware

The Amacore Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that, at a meeting of the Board of Directors on May 18, 2008, the following resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation’s Certificate of Incorporation) as follows:

1.
Designation.  This series shall be designated as Series H Convertible Preferred Stock (the “Series H Preferred Stock”), to consist of Four Hundred (400) shares, par value $0.001 per share, with a mandatory conversion date of July 15, 2011.

2.
Rank.  The Series H Preferred Stock shall rank (i) prior to all classes of the Corporation’s common stock; (ii) except as otherwise set forth herein, prior to all other series of the Corporation’s Preferred Stock outstanding as of the Issuance Date (defined below); (iii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series H Preferred Stock (each security described in (i) through (iii), a “Junior Security” and collectively, the “Junior Securities”); (iv) pari passu with the Series D Convertible Preferred Stock (“Series D Preferred Stock”), the Series E Convertible Preferred Stock  (“Series E Preferred Stock”) and the Series G Convertible Preferred Stock (“Series G Preferred Stock”) and any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series H Preferred Stock (the “Pari Passu Securities”); and (v) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series H Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.  For purposes of this Certificate of Designation, “Issuance Date” means, with respect to any share of the Corporation’s capital stock, the date such share was originally issued by the Corporation.  The Issue Date shall be deemed to be the date on which the Corporation initially issues a share regardless of the number of transfers of such share recorded on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share

3.	Stated Value. The stated value of the Series H Preferred Stock shall be Ten Thousand Dollars ($10,000) per share (the “Stated Value”).

4.
Cumulative Preferred Dividends.  Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series H Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends payable on the Stated Value of the Series H Preferred Stock at a rate of 6% per annum, which shall be cumulative, accrue daily from the Issuance Date and be due and payable on the first day of each calendar quarter (each a “Dividend Date”). Such dividends shall accrue whether or not declared, but no dividend shall be paid unless there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The accumulation of unpaid dividends shall bear interest at a rate of 6% per annum.  If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.  Dividends shall be payable in cash or shares of the Corporation’s Class A Common Stock, at Current Market Price (defined below), at the Holder’s option.

5.
Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation Event”), and before any distribution shall be made to the holders of any shares of any Junior Security of the Corporation, the holders of shares of Series H Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Stated Value of the Series H Preferred Stock plus the aggregate amount of accumulated but unpaid dividends on each share of Series H Preferred Stock.  If, upon a Liquidation Event, the assets of the Corporation, or proceeds thereof, to be distributed among the holders of the Series H Preferred Stock are insufficient to permit payment in full to such Holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the corporation’s stockholders shall be distributed to the holders of the Series H Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Prior to the Liquidation Event, the corporation shall declare for payment all accrued and unpaid dividends with respect to the Series H Preferred Stock but only to the extent of funds of the Corporation legally available for the payment of dividends.  For the purpose of this Paragraph 5, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a Liquidation Event.

6.	Voting Rights. Except as otherwise required by law, no holder of Series H Preferred Stock will be entitled to vote on matters as to which stockholders generally are entitled to vote.

7.	Optional Conversion by Holder.

7.1
Conversion Price.  At any time after the date hereof (the “Initial Conversion Date”), each share of Series H Preferred Stock shall be convertible at the option of such Holder into that number of shares of Class A Common Stock of the Corporation equal to (y) the Stated Value of such share of Series H Preferred Stock divided by (z) a per share price of the Class A Common Stock of $5.00 per share (the “Conversion Price”).  The Conversion Price is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner herein after set forth in Paragraph 7.3.

7.2	Conversion Procedures.

(a)
In order to convert any share of Series H Preferred Stock into Class A Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series H Preferred Stock, duly endorsed to the Corporation or in blank, to the Corporation at its principal office or at the office of the agency maintained for such purposes, (ii) give written notice to the Corporation at such office that such holder elects to convert such shares of Series H Preferred Stock, in the same form as Exhibit I and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued.  Each conversion shall be deemed to have been effected at the close of business on the date on which the Corporation or such agency shall have received such surrendered Series H Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date.  After such Conversion Notice, the Corporation shall issue or deliver at such office to the holder for whose accounts such shares of Series H Preferred Stock were so surrendered, or to such holder’s nominee or nominees, certificates (bearing such ledger(s) as may be required under applicable securities laws) for the number of full shares of Class A Common Stock to which such holder shall be entitled.  No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the conversion of the Series H Preferred Stock.

(b)
Upon receipt by the Corporation of copy of a Conversion Notice, as shown in Exhibit I, the Corporation shall (i) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (ii) if the Conversion Notice is delivered on or before 8:00 p.m., New York City Time, then on or before the second (2nd) Business Day following the date of receipt by the Corporation of such Conversion Notice, or if the Conversion Notice is delivered after 8:00 p.m., New York City Time, then on or before the third (3rd) Business Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled (provided that if such delivery is to be made outside of New York City then such delivery may be made on the next Business Day), or (B) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

7.3	Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(a)
Adjustment Due to Dividends, Stock Splits, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Class A Common Stock is increased by a (i) dividend payable in any kind of shares of capital stock of the Corporation, (ii) stock split, (iii) combination, (iv) reclassification or (v) other similar event, the Conversion Price shall be proportionately reduced by multiplying the Conversion Price by a fraction of which the numerator shall be the number of outstanding shares of Class A Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Class A Common Stock immediately after such event, or if the number of outstanding shares of Class A Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased by multiplying the Conversion Price by a fraction of which the numerator shall be the number of outstanding shares of Class A Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Class A Common Stock immediately after such event. In such event, the Corporation shall notify the Corporation's Transfer Agent of such change on or before the effective date thereof.

(b)
Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Class A Common Stock, (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation, (iv) any share exchange or tender offer pursuant to which all of the outstanding shares of Common Stock are effectively converted into other securities or property; or (v) any distribution of the Corporation’s assets to holders of the Class A Common Stock as a liquidation or partial liquidation dividend or by way of return of capital (each of (i) - (v) above being a “Corporate Change”), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Paragraph 5, then the Holders shall thereafter have the right to receive upon conversion, in lieu of the shares of Class A Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Class A Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the Series H Preferred Stock then outstanding) shall be made with respect to the rights and interests of the Holders to the end that the economic value of the shares of Series H Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed immediately prior to such Corporate Change and the value of the Class A Common Stock immediately prior to such Corporate Change.

(c)
Adjustment Due to Dilutive Issuances.  Except for any Qualified Issuance (as hereinafter defined), if at any time the Corporation shall offer, issue or agree to issue any Class A Common Stock or securities convertible into or exercisable for shares of Class A Common Stock (or modify any of the foregoing which may be outstanding at any time prior to the Issuance Date) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price then in effect, then, for each such occasion, as to each share of Series H Preferred Stock, without the consent of the Holder, the Conversion Price shall be adjusted to equal such other lower price per share, and, as to shares of Class A Common Stock, if any, that were previously issued upon conversion of shares of the Series H Preferred Stock, the Corporation shall issue additional shares of Class A Common Stock to the Holder so that the average per share purchase price of the shares of Class A Common Stock issued to the Holder upon the conversion of all shares of Series H Preferred Stock is equal to such other lower price per share.  For purposes of this Section 7.3(c) “Qualified Issuance” shall mean (x) the grant, issuance or exercise of any convertible securities pursuant to a qualified or non-qualified stock option plan of the Corporation or any other bona fide employee benefit plan or incentive arrangement, adopted or approved by the Board and approved by the Corporation's shareholders, as may be amended from time to time, (y) the grant, issuance or exercise of any convertible securities in connection with the hire or retention of any officer, director or key employee of the Corporation, provided such grant is approved by the Board, or (z) the issuance of any shares of Class A Common Stock pursuant to the grant or exercise of convertible securities outstanding as of the date hereof (exclusive of any subsequent amendments thereto).

(d)
Second Anniversary Market Price Adjustment.   If, on November 7, 2009, the Current Market Price (as defined below) of the Class A Common Stock is less than the Conversion Price then in effect, the Conversion Price shall be reduced, but in no event increased, to such Current Market Price; provided that, the Current Market Price shall never be less than $0.01.  The Conversion Price shall automatically be adjusted as set forth in the preceding sentence, and, as to shares of Class A Common Stock, if any, that were previously issued upon conversion of shares of the Series H Preferred Stock, the Corporation shall issue additional shares of Class A Common Stock to the Holder so that the average per share purchase price of the shares of Class A Common Stock issued to the Holder upon the conversion of all shares of Series H Preferred Stock is equal to such other lower price per share.  The “Current Market Price” means the average of the VWAP (as defined below) of the Class A Common Stock for the ten (10) trading days immediately preceding the second anniversary of the Issuance Date.  “VWAP” means, for any date, (i) the daily volume weighted average price of the Class A Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Maker.

(e)
Other Adjustments.  If the Corporation takes any action affecting the Class A Common Stock after the date hereof that would be covered by this Paragraph 7.3, but for the manner in which such action is taken or structured, and such action would in any way diminish the value of the Series H Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board shall in good faith determine to be equitable under the circumstances.

7.4
Written Instrument as to Adjustments.  Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and a copy of such written instrument shall forthwith be mailed to each holder of record of the Series H Preferred Stock, and made available for inspection by the stockholders of the Corporation.

7.5
Reservation of Class A Common Stock.  The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, for the purpose of effecting the conversion of the shares of Series H Preferred Stock, the full number of shares of Class A Common Stock then deliverable upon the conversion of all shares of Series H Preferred Stock then outstanding, and such shares shall be listed, subject to notice of issuance, on any stock exchange(s) on which outstanding shares of Class A Common Stock may then be listed.

7.6
Payment of Taxes.  The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Class A Common Stock on conversion of shares of Series H Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Series H Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

7.7	Ownership Cap and Certain Exercise Restrictions.

(a)
Notwithstanding anything to the contrary set forth in this Certification of Designation, at no time may a Holder of this Series H Preferred Stock exercise this Series H Preferred Stock if the number of shares of Class A Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Class A Common Stock owned by such Holder at such time, the number of shares of Class A Common Stock which would result in such Holder owning more than 4.999% of all of the Class A Common Stock outstanding at such time; provided, however, that upon a holder of this Series H Preferred Stock providing the Corporation with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 7.7(a) with regard to any or all shares of Class A Common Stock issuable upon exercise of this Series H Preferred Stock, this Section 7.7(a) will be of no force or effect with regard to all or a portion of the Series H Preferred Stock referenced in the Waiver Notice.

(b)
The Holder may not exercise the Preferred Stock hereunder to the extent such exercise would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Class A Common Stock, including shares issuable upon exercise of the Series H Preferred Stock held by the Holder after application of this Section; provided, however that upon a Holder of this Series H Preferred Stock providing the Corporation  with a Waiver Notice that such holder would like to waive this Section 7.7(b) with regard to any or all shares of Class A Common Stock issuable upon exercise of the Series H Preferred Stock, this Section 7.7(b) shall be of no force or effect with regard to those shares of Series H Preferred Stock referenced in the Waiver Notice.

7.8
No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Paragraphs 7.1 through 7.7 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

8.
Mandatory Conversion or Redemption at Maturity.  If (a) any share of Series H Preferred Stock remains outstanding on July 15, 2011, (the “Maturity Date”) and (b) there is at the Maturity Date, and has been for the period of 90 days preceding such Maturity Date, an effective registration statement covering the resale of all of the Class A Common Stock underlying the Series H Preferred Stock by the Holders (a “Registration Statement”), then the Corporation shall automatically convert each such share at the Conversion Price as of the Maturity Date without the Holder of such share being required to give a Conversion Notice on such Maturity Date.  If a Registration Statement is not effective on the Maturity Date and has not been effective for at least a period of 90 days preceding the Maturity Date, the Series H Preferred Stock shall not be so converted but shall remain outstanding until such time Holder, in its sole discretion, chooses to convert the Series H Preferred Stock by delivering a Conversion Notice to the Corporation.  The conversion of Series H Preferred Stock pursuant to the foregoing sentence shall be effected at the Conversion Price as of the date of the Conversion Notice and shall be otherwise made pursuant to and in accordance with the procedures specified in Section 7 hereof.

9.	Optional Redemption by the Corporation.

9.1
Call for Redemption.  In the event that the Conversion Price would be reduced below $1.50 as a result of Section 7.3(d) hereof, the Corporation may at its option, within ten (10) days after November 7, 2009, elect to call for redemption of all the shares of Series H Preferred Stock outstanding, but not less than all the shares of the Series H Preferred Stock then outstanding.

9.2
Redemption Price.  The Corporation shall effect any redemption of the Series H Preferred Stock set forth in Section 9.1 by paying in cash in exchange for each share of Series H Preferred Stock to be redeemed a sum equal to 150% of the Stated Value of such share of Series H Preferred Stock less all dividends paid thereon (the "Redemption Price").

9.3
Redemption Notice. Within ten (10) days after November 7, 2009, the Corporation shall send a notice to each Holder to the address in the Corporation's books and records (a "Series H Redemption Notice") setting forth (A) the date the Series H Preferred Stock is to be redeemed by the Corporation (the "Redemption Date"), which date shall not be more than twenty (20) days after the date of the Series H Redemption Notice, (B) the Series H Redemption Price for the shares to be redeemed; and (C) the manner in which such Holders may obtain payment of the Redemption Price upon surrender of their share certificates.

9.4
Surrender of Certificates.  Each Holder of shares of Series H Preferred Stock shall surrender such Holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

9.5
Suspension of Optional Conversion Rights.  In the event of a call for redemption of shares of Series H Preferred Stock, the conversion rights (as defined in Section 7) for Series H Preferred Stock shall terminate at the close of business on the fifth (5th) day preceding the  Redemption Date, unless default is made in payment of the Redemption Price.

10.
Required Holder Approvals.  So long as any shares of Series H Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series H Preferred Stock: (a) amend the rights, preferences or privileges of the Series H Preferred Stock set forth in this Certificate of Designation, (b), amend or waive any provision of its Certificate of Incorporation in a manner that would alter the rights, preferences or privileges of the Series H Preferred Stock, (c) create any Senior Securities, or (d) enter into any agreement with respect to the foregoing clauses (a) through (c).

11.
Notice of Corporate Events.  If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Class A Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which Common Stock would need to be owned in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Series H Preferred Stock prior to such time so as to participate in or vote with respect to such transaction.

12.
Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series H Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this  resolution and in the Certificate of Incorporation, as amended.

13.
Status of Series H Preferred Stock Reacquired.  Shares of Series H Preferred Stock, which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Delaware), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

14.
Severability of Provisions.  If any right, preference or limitation of the Series H Preferred Stock set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

15.	Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this certificate to be signed by Clark A. Marcus, its Chiarman of the Board and Chief Executive Officer, and attested to by James L. Koenig, its Secretary, this 2nd day of June, 2008.

/s/ Clark A. Marcus Clark A. Marcus Chairman of the Board and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:

/s/ James L. Koenig
James L. Koenig
Secretary

EXHIBIT I

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series H Preferred Stock)

The undersigned hereby elects to convert ____________ shares of Series H Preferred Stock (the “Conversion”), represented by stock certificate No(s). ___________ (the “Preferred Stock Certificates”), into shares of Class A Common Stock (“Class A Common Stock”) of The Amacore Group, Inc. (the “Corporation”) according to the conditions of the Certificate of Designation of the Series H Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

[The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).]

The undersigned acknowledges that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series H Preferred Stock may only be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

☐
[In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.]

Date of Conversion: ___________________________

Conversion Price:______________________________

Number of Shares of Common
Stock to be Issued:____________________

[Holder]

By:________________________________
Name:
Title:

Address: _____________________________
                  _____________________________
  _____________________________